DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1                                                      FILED # C367-88

Carson City, Nevada 89701-4299                                                      AUG 31, 2004

(775) 684-5708                                                                                    IN THE OFFICE OF

Website:  secretaryofstate.biz                                                                 Dean Heller

                                                                                                     DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT

(PURSUANT TO NRS. 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate Of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 AND 78.390-After Issuance of Stock)

1.

Name of corporation:

W-Waves USA INC.

2.

The articles have been amended as follows (provide article numbers, if available):

A. The name of the corporation is hereby changed to:

CHINA TITANIUM & CHEMICAL CORP.

B. All issued and outstanding shares of the corporation’s common stock are hereby split in a reverse manner at a ratio of every One Hundred (100) shares of common stock reverse split into one (1) share of common stock; all fractional shares shall be rounded up to the next whole number and thus no fractional shares shall exist as a result of this reverse split.

C. The number of shares of Class A Common Stock that the corporation is authorized to issue is increased to 100,000,000 shares, at a par value of .001 per share, there is no other authorized class of stock.

3.

The vote by which the stockholders holding shares in the Corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

22,200,572

4.

Effective date of filing (optional):

                                         (must not be later than 90 days after the certificate is filed)

5.

Officer Signature (required):  /s/ Michel Bourbonnais

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanies by appropriate fees.  See attached fee schedule.

Nevada Secretary of State AM 78.38 Amend 2003

Revised on: 11/03/03